PROSPECTUS SUPPLEMENT NO. 6

Filed Pursuant to Rule 424(b)(3)

TO PROSPECTUS DATED SEPTEMBER 20, 2007

Registration No. 333-144886

WIZZARD SOFTWARE CORPORATION

Supplement No. 6

to

Prospectus dated September 20, 2007

This Prospectus Supplement No. 6 supplements and amends certain information contained in our Prospectus, dated September 20, 2007, as supplemented by Supplement Nos. 1 through 5 thereto, dated November 20, 2007; March 19, 2008; December 2, 2008; March 31, 2009; and June 19, 2009, respectively. This Prospectus Supplement No. 6 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and Supplement Nos. 1 through 5.  This Prospectus Supplement No. 6 is qualified by reference to the Prospectus and Supplement Nos. 1 through 5, except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Prospectus and Supplement Nos. 1 through 5.

A new final sentence is added to the second paragraph under the heading “Selling Security Holders,” to read as follows:

“* On December 21, 2009, the holders of all of our then-outstanding Preferred Stock executed a Waiver Agreement by which they agreed to waive the anti-dilution provision set forth in Section 7(b) of the Certificate of Designation of Preferences, Rights and Limitations of the Preferred Stock with respect to the sale and issuance of up to 1,200,000,000 shares of the Company’s common stock at a price of $0.40 per share from that date through January 31, 2010, and further waived their right to notice of such issuance during the same period of time.  Under the Waiver Agreement, the Company also agreed to reduce the conversion price of 182 shares of the 4,182 outstanding shares of Preferred Stock from $1.00 per share to $0.40 per share, with the conversion price of the 4,000 remaining shares of Preferred Stock to remain at $1.00 per share.”

A new final sentence is added to the third paragraph under the heading “Selling Security Holders,” to read as follows:

“On December 17, 2009, Canada Pension Plan Investment Board, the sole current holder of our Common Stock Purchase Warrants issued on or about June 29, 2007 (the “Warrants”), executed a Waiver Agreement by which it agreed to waive the anti-dilution provision set forth in Section 3(b) of its Warrant with respect to all issuances and repricings of the Company’s securities and all other Dilutive Issuances as defined under such Section 3(b) from the date of issuance of the Warrant through January 31, 2010, and further waived its right to notice of such Dilutive Issuances during the same period of time.”

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING OUR HISTORY OF OPERATING LOSSES.  SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 5 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is December 21, 2009.